
<ARTICLE>                  5

<PERIOD-TYPE>                                        6-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         SEP-30-1998
<CASH>                                               600,128
<SECURITIES>                                         201,476
<RECEIVABLES>                                        98,767<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               15,214,113
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       34,330,151<F2>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           22,060,801
<TOTAL-LIABILITY-AND-EQUITY>                         34,330,151<F3>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,299,322<F4>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     1,672,725<F5>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   394,574
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      645,018
<CHANGES>                                            000
<NET-INCOME>                                         (1,689,481)<F6>
<EPS-PRIMARY>                                        (16.72)
<EPS-DILUTED>                                        000

<F1>Included in receivables: Accounts Receivable of $85,607 and Interest receivable of $13,160.
<F2>Included  in Total  assets:  Prepaid  expenses of $25,721,  Tenant  security deposits of $78,096,  Other assets of  $150,490,  Investments  in Local  Limited
Partnerships-net  of  $17,322,203,  Replacement  reserves of $218,136,  Deferred acquisition  fees escrow of $225,000  and  Deferred  expenses,  net of $196,021.
<F3>Included in Total Liabilities and Equity:  Accounts payable to affiliates of
$1,775,497,  Accounts payable and accrued expenses of $472,926, Interest payable of $317,558, Notes payable, affiliate of $514,968,  Security deposits payable of
$77,379,  Due to  affiliate of $323,046,  Deferred  acquisition  fees payable of
$225,000,  General  partner  advances of  $200,000,  Mortgage  notes  payable of
$7,453,114  and Minority  interest in Local  Limited  Partnerships  of $909,862.
<F4>Total  revenue  includes:  Rental of  $1,200,173,  Investment of $17,886 and
Other of $81,263.  <F5>Included  in Other  Expenses:  Asset  management  fees of
$191,876,  General and administrative of $197,012, Bad debt of $96,904, Property management  fees of $79,493,  Rental  operations,  exclusive of  depreciation of
$697,349,  Depreciation of $321,531 and  Amortization  of $88,560.  <F6>Net loss reflects: Equity in losses of Local Limited Partnerships of $1,559,340,  Loss on liquidation of interests in Local Limited  Partnerships of $4,835,  and minority interest in losses of Local Limited  Partnerships  of $2,347.

